Exhibit 10.8

CASS INFORMATION SYSTEMS, INC.
Summary Profit Sharing Program

The purpose of the profit sharing program is to facilitate the Company’s continued growth and success by providing rewards that are commensurate with achievement, thereby creating an incentive for superior performance and improved results for shareholders. All employees of Cass Information Systems are eligible to participate in the program, unless specifically excluded due to their employment category, such as temporary staff or if their performance is not meeting the minimum expectations.

The amount of the profit sharing fund available for distribution has historically been 12.5% of the company’s net profits before taxes for the period of distribution.

Distributions are not guaranteed and the company may distribute profit sharing benefits on any schedule and in any manner that it deems appropriate. Currently, distributions are made on a semi-annual basis.

Allocations to employee groups eligible to participate are divided into exempt and non-exempt pools based on the salaries of each group over the corresponding period. The non-exempt pool is distributed to each eligible employee based on a factor of salary and performance score. The exempt pool is distributed to all exempt employees considering factors such as salary and individual performance. Specific allocations are made out of the exempt pool to the Chief Executive Officer (CEO) and other executive officers, including named executive officers as follows:

CEO – The target percentage of salary to be received by the CEO is between 0% up to a maximum of 70% and is calculated at 4% percent of the total profit sharing funds available for distribution.

Executive Officers – The target percentage of salary received by each executive officer varies based on position and the funds available for distribution is based on the change in net income after taxes (NIAT) from the prior year. The portion of the profit sharing funds allocated for payouts to the executive officers, other than the CEO, can range from 9% to 16% of the total profit sharing funds available to exempt staff based on a change in the NIAT of -20% to +20% or greater, respectively. The amount distributed to each individual executive officer is determined by the CEO based on a subjective evaluation considering internal equity and other individual factors related to performance. Generally, all corporate executive officers and all presidents or chief operating officers of business units will be included in this category.

Individual distributions to exempt employees, other than the CEO and named executive officers, as a percent of salary are subject to set limits based on each individual’s pay grade and any payment in excess of these percentages shall require the review and approval of the President or Chief Operating Officer of each business unit and the CEO. The set limits for the CEO may not be exceeded and the set limits for the named executive officers need approval from the Board of Director’s Compensation Committee.

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